Exhibit 99.1

CONTACT: Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP Ingredients to Present at Roth Capital
Partners 18th Annual Growth Stock Conference

ATCHISON, Kan., February 22, 2006 - MGP Ingredients, Inc. (NASDAQ/MGPI) will be presenting on February 22, 2005 at the Roth Capital Partners 18th Annual Growth Stock Conference in Dana Point, California. Since its founding in 1941, MGP Ingredients, Inc. has evolved to become a premier producer of highly functional specialty proteins and starches for use in a wide range of food, personal care, pet and biopolymer applications. The company is also a leading U.S. producer of alcohol products, including food grade alcohol for beverage and industrial applications and fuel grade alcohol, commonly known as ethanol.
Ladd Seaberg, president and chief executive officer, and Michael Trautschold, executive vice president of Marketing and Sales, will provide an overview of the company and financial highlights at 12:30 p.m. EST on Wednesday, February 22, 2006. The presentation will be available as a webcast and archived for 90 days following the conference at http://www.wsw.com/webcast/roth7/mgpi/ or on the company website at http://www.mgpingredients.com.
Through extensive research in protein and starch chemistry, MGPI continues to expand the depth and scope of its business. In recent years the company has developed multiple lines of wheat protein isolates and concentrates, textured and hydrolyzed proteins, and instant, cook-up and resistant starches that provide substantial benefits and advantages to customers and ultimately to the consumer. MGP Ingredients is headquartered in Atchison, Kansas, and also has production facilities in Pekin, Ill., Kansas City, Kan. and Onaga, Kan.. Additional information about the company may be accessed through its website at www.mgpingredients.com.

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